Exhibit 10.1

QUOTA SALE AND PURCHASE AGREEMENT

BETWEEN

BASSI HOLDING S.R.L.

IN AGREEMENT WITH ITS SHAREHOLDERS

Mr. ANDREA BASSI, MR. BRUNO BASSI, MRS. TIZIANA RIMINI

AND

SEVCON S.R.L.

AND

SEVCON INC.

Dated as of January 26, 2016

QUOTA SALE AND PURCHASE AGREEMENT

This quota sale and purchase agreement (the “Agreement”) is made and entered into as of this January 26, 2016 (the “Signing Date”)

BETWEEN

Bassi Holding S.r.l., with registered office in Lugo (RA) S.M. in Fabriago, Via Mensa n. 3/2, VAT Code 00961820396, registered at Companies Register of Ravenna, n. RA – 111236, represented by Mr. Bruno Bassi, in his capacity of Chairman of the board of directors, duly authorized as per the resolution of the board of directors dated January 26, 2016, a copy of which is hereto attached as Exhibit A (“Seller”)

IN AGREEMENT WITH ITS SHAREHOLDERS

Mr. Andrea Bassi, Mr. Bruno Bassi and Mrs. Tiziana Rimini (each a “Shareholder” and collectively the “Shareholders”)

AND

Sevcon S.r.l., with registered office in Italy, Via D’Azeglio n. 25, Bologna, represented by Mr. Matthew Boyle, in his capacity of sole director, duly empowered by virtue of the by-laws and by the resolution of the shareholders’ meeting dated January 26, 2016 a copy of which is hereto attached as Exhibit B/1 (“Buyer”)

AND

Sevcon Inc., with registered office in 155 Northboro Road, Southborough, Massachussets, USA, represented by Mr. Matthew Boyle, in his capacity of CEO, duly authorized as per the board resolution dated January 26, 2016, a copy of which is hereto attached as Exhibit B/2 (“Sevcon”)

(the Seller, each Shareholder, the Buyer and Sevcon being a “Party” and, collectively, the “Parties”)

RECITALS

(A)         Bassi S.r.l. (“Bassi” or “Company”) is a limited liability company organized and existing under the laws of Italy, with registered office in Lugo (RA) S.M. in Fabriago, Via Mensa n. 3/2, corporate capital equal to Euro 100,000.00 (one hundred thousand/00) fully paid-up, Tax ID and VAT Code 02512370392.

(B)	Bassi’s activity mainly consists in planning, designing, developing, building, manufacturing and repairing of battery chargers for, inter alia, electric vehicles and industrial uses, power systems and UPS mainly for industrial, medical and telecom applications, and electronic instruments and equipment for battery laboratories, the export and trading of such products, the production, export, import and trading of raw materials, semi-finished products and excipients required for said production, the packaging of finished products and logistics operations relating to such products (the “Business”).

(C)	The Seller is the sole and exclusive owner of the quota representing 100% (one hundred percent) of the corporate capital of Bassi (the “Quota”) and the Shareholders are the individual owners, directly or indirectly, of all of the quotas of the Seller.

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(D)         The Seller intends to sell the Quota to the Buyer, who intends to purchase it from the Seller, upon the terms and subject to the conditions set forth herein.

(E)         The transaction contemplated hereby does not require any antitrust filing.

NOW, THEREFORE, the Parties, in consideration of the mutual representations, warranties and covenants contained herein and subject to the terms and conditions hereinafter set forth, and intending to be legally bound, do hereby agree as follows:

1.	INTERPRETATION AND DEFINITIONS

1.1.           The recitals, the Exhibits, the Annexes and the Schedules listed below, form an integral and substantial part of this Agreement.

1.2.           As used in this Agreement, the following terms shall have the meanings set forth or as referenced below. Terms defined in the singular include the plural and vice versa.

“Accounting Principles”	means the Italian principles concerning the drafting of the financial statements pursuant to law, as supplemented (but not replaced) by the national principles of the “Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri” and of the “Organismo Italiano di Contabilità (O.I.C.)”, or, should they not be sufficient, by the international accounting principles (International Accounting Standards – IAS / International Financial Reporting Standards – IFRS) prepared by the International Accounting Standards Committee (IASC).

“Agreement”	means this quota sale and purchase agreement (including its attachments), as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Andrea Bassi Employment Contract”	means the contract in form and substance as set out in Annex 7.2.1(e).

“Andrea Bassi”	means Mr. Andrea Bassi.

“Authority”	means any supranational, national, state or local judicial, legislative, executive or regulatory authority.

“Available Cash”	means the cash available in the Company’s bank accounts as of the date hereof equal to Euro 1,440,000 (one million four hundred forty thousand).

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“Benefit”	means any pension, profit sharing, savings, retirement, health, life, disability, welfare, retiree medical, deferred compensation, incentive, severance, or fringe benefit plan, program, or arrangement maintained, for the benefit of any employee, by the Company.

“Bruno Bassi”	means Mr. Bruno Bassi.

“Business Day”	means any day other than Saturday, Sunday or a day on which banks in Bologna are closed for usual non-automated business.

“Business”	means the activity currently carried out by the Company according to its bylaws and summarized in Recital (B).

“Buyer”	has the meaning set out in the preamble.

“Cap”	has the meaning set forth in Article 10.4.

“Cash Amount”	has the meaning set forth in Article 3.1(a).

“Claim”	has the meaning set forth in Article 10.2(a).

“Closing Date”	has the meaning set forth in Article 7.1.

“Closing”	means the completion of the sale and purchase of the Quota under this Agreement by the Seller and the Buyer and the payment by the Buyer to the Seller of the Purchase Price, as well as the fulfillment of all actions and the exchange of all documents to be fulfilled and/or exchanged at the Closing pursuant to this Agreement.

“Conditions Precedent”	means the conditions precedent set out under Article 5.

“Conditions Precedent Deadline”	has the meaning set forth in Article 5.4.

“Confidential Information”	has the meaning set forth in Article 11.4.

“Contracts”	has the meaning set forth in Article 9.21.

“Customs Laws”	has the meaning set forth in Article 9.26(c).

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“Debt Financing”	means, collectively, the senior secured loan facility to be provided by the Lender(s) in favor of the Buyer and/or one or more affiliates thereof with a view to financing a portion of the Purchase Price, the refinancing facilities and the working capital facilities to be granted by the Lender(s) to the Company and/or one or more affiliates thereof in order to, inter alia, refinance the Company’ debt at the Closing Date and cover the Company’s working capital requirements.

“Deed of Transfer”	has the meaning set forth in Article 7.4.

“Employees”	has the meaning set forth in Article 9.23(a).

“Environment”	means the natural and man-made environment, including all or any of the following media: air, water and land (including air within buildings and other material or man-made structures above or below the ground) and any living organisms (including man) or systems supported by those media.

“Environmental Claim”	means any Order, action, suit, investigation, demand, claim, notice of non-compliance or violation, notice of liability by any Authority or any Person made under or in accordance with any Environmental Law or relating to Hazardous Substances and to contamination of soil, subsoil and waters by any Hazardous Substances.

“Environmental Document”	means any document, report, letter, correspondence in the possession of the Seller containing information relating to any actual or alleged compliance with or liability under any Environmental Law or regarding any Hazardous Substances.

“Environmental Laws”	means all applicable laws, statutes, regulations, secondary legislation, by-laws, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this Agreement in so far as they relate to or apply to the Environment.

“Environmental Permits”	means any permits, licenses, consents, certificates, registrations, notifications or other authorizations required under any Environmental Laws or Health and Safety Laws for the operation of the Business.

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“Hazardous Substances”	means any asbestos, polychlorinated biphenyls (PCBs), gasoline or petroleum or petroleum products, hazardous wastes, toxic substances, pollutants, contaminants or other substances, preparations or materials defined as such in or regulated under, or that could give rise to liability pursuant to, any applicable Environmental Law.

“Health and Safety Laws”	means all applicable laws, statutes, regulations, secondary legislation, by-laws, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this Agreement in so far as they relate to or apply to the health and safety of any person.

“Indemnification Event”	has the meaning set forth in Article 10.2(a).

“Indemnification Obligation”	has the meaning set forth in Article 10.1.

“Independent Expert”	means (i) BDO Italia S.p.A. accounting company, Bologna Corte Isolani n. 1 or if such first firm shall be unable or unwilling to act (ii) Deloitte & Touche S.p.A. accounting company, Bologna office, currently at Via Angelo Finelli 8, provided that either of them has the requisite of independence, which shall act as expert (‘arbitratore’) pursuant to article 1349, paragraph 1, of the Italian Civil Code for the purposes set out in this Agreement.

“Information Technology Systems”	has the meaning set forth in Article 9.27.

“Initial Distribution”	has the meaning set forth in Article 3.4(b).

“Insurances”	has the meaning set forth in Article 9.15.

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“Intellectual Property”	includes any and all intellectual and/or industrial property rights, either registered or unregistered, in any country and/or territory of the world and including, without limitation, registered trademarks and applications therefor, unregistered trademarks, trade names, Internet domain names, logos, other distinctive signs, patents for inventions and utility models and applications therefor, registered designs and applications therefor, unregistered designs, copyrights and neighboring rights including rights on computer software, semiconductor chip rights, sui generis rights on databases, rights on engineering projects, trade secrets, know-how and confidential business information, as well as any other proprietary and/or exploitation rights over immaterial goods and/or assets protected under any applicable laws.

“Interim Financial Statements”	has the meaning set forth in Article 6.3; the relevant document is attached hereto as Annex 6.3.

“Interim Period”	has the meaning set forth in Article 4.1.

“Legal Requirements”	means any applicable law, directives, regulation, decree, rule or Order.

“Lenders”	means Monte dei Paschi di Siena S.p.A. (acting through its New York branch, having an office at 55 East 59th Street, New York, New York 10022) and any other financial institution to whom the Debt Financing may be transferred or syndicated.

“Lien(s)”	means any lien (including environmental and tax liens), security interest, pledge, hypothecation, mortgage, charge, lease, license, easement, restriction or condition of any kind, including any restriction on the use or transfer or other exercise of any attributes of ownership or similar encumbrance.

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“Loss”	means, as provided for under article 1223 of the Italian Civil Code, any liability, loss, tax loss, damage (both danno emergente and lucro cessante) incurred by Bassi or the Buyer that arise out of (a) any breach by the Seller of any of the Seller's representations and warranties made in this Agreement, subject however to exceptions herein set forth; (b) any breach by the Seller of any covenants contained in this Agreement, it being specified that (i) the term Loss shall include the costs actually incurred and the reasonable and documented expenses for legal assistance and/or other consultancy, and that (ii) any indemnification for any risk of Loss or for any potential Loss is expressly excluded, and that (iii) any indirect or consequential Loss is expressly excluded.

“Notice of Acceptance”	has the meaning set forth in Article 10.2(b).

“Notice of Objection”	has the meaning set forth in Article 10.2(b).

“Order”	means any order, writ, judgment, injunction, decree, stipulation, determination issued by any Authority or award entered by or into with any Authority.

“Party/Parties”	means individually the Buyer, a Shareholder, Sevcon or the Seller and collectively the Buyer, the Shareholders, Sevcon and the Seller.

“Permitted Distribution”	has the meaning set forth under Article 3.4.

“Person”	means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Authority or other entity or organization.

“Products”	means the products planned and/or built and/or repaired or otherwise made available or distributed by the Company to any third party as part of the Business.

has the meaning set forth in Article 6.4(a); the relevant document is attached hereto as Annex 6.4.
“Provisional Pro Forma Financial Statements”
“Purchase Price”	has the meaning set forth in Article 3.1.

“Quota”	has the meaning set forth in Recital (C).

“Records”	has the meaning set forth in Article 9.13(b).

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“Reference Date”	means December 31st, 2015.

“Reference Pro Forma Financial Statements”	has the meaning set forth in Article 6.4(b);

“Related Party Agreements”	means those agreements entered into by one or more of the Shareholders, the Seller and/ or their Related Parties on the one hand and the Company on the other hand.

“Related Party”	has the meaning set forth in the International Accounting Standard – IAS No 24 as issued by the International Accounting Standards Board (IASB) adopted by the European Union, in the version applicable from time to time.

“Residual Distribution”	has the meaning set forth in Article 3.4.

“Restricted Territories”	has the meaning set forth in Article 9.26.

“Seller”	means the company Bassi Holding S.r.l.

“Seller Security”	has the meaning set forth in Article 10.7.

“Sevcon Common Stock”	means the shares set forth in Article 3.1(b), part of the Purchase Price.

“Sevcon”	means Sevcon Inc., with registered office in 155 Northboro Road, Southborough, Massachusetts, USA.

“Shareholder”	has the meaning set out in the preamble means, individually, Andrea Bassi, Bruno Bassi and Tiziana Rimini.

“Shareholders”	has the meaning set out in the preamble.

“Signing Date”	means the date on which this Agreement may be considered as duly executed by the Parties according to Italian Law.

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“Signing NFP”	shall mean the net financial position of the Company as of the signing date of this Agreement determined – by making reference to the scheme balance sheet under article 2424 of the Italian Civil Code and to the items referred to therein – the algebraic sum of the following:
1. (i) Reference C.IV: Cash and Equivalents available; (ii) Reference C.III 6): Financial assets held for sale; (iii) Reference B.III 2) e 3); Short term financial accounts receivable; (iv) Reference C.II 4-bis); (v) Tax accounts receivable;
2. (i) Reference D.3): Shareholders’ Financing; (ii) Reference D.4): Bank Debt Reference D.5); (iii) Debt to other financial institutions.
It is specified that the Permitted Distribution shall no be considered as Shareholders’ Financing for the purposes of the Signing NFP.

“Tax Authority”	means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in Italy.

“Tax Laws”	means any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include Orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, Order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

“Tax”	means all forms of taxation and governmental, state, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities and any penalty, fine, surcharge, interest, charges or costs relating thereto.

“Territory”	has the meaning set forth in Article 11.2.

“Third Party Claim”	has the meaning set forth in Article 10.3(a).

“Tiziana Rimini”	means Mrs. Tiziana Rimini.

“Trade Compliance Laws”	has the meaning set forth in Article 9.26.

“Transaction Documents”	means this Agreement and all other corporate or contractual documents entered into or to be entered into pursuant to this Agreement.

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“Transfer Agent”	means the transfer agent American Stock Transfer & Trust Company, LLC (AST).

1.3.	In the interpretation of this Agreement, the following provisions shall apply.

(a)	The index and the headings of articles and paragraphs contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)	The words such as “herein”, “hereof”, “hereunder”, “here”, “hereinafter”, and other words with similar meanings, when used in this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(c)	The words such as “comprised”, “included”, “including”, “in particular” and similar words shall be construed without limitation and therefore such words do not exclude the non-expressed cases.

(d)	Any reference to a specific Person refers to such Person and to its successors and, to the extent as permitted under this Agreement, to its assignee, if any.

(e)	Should any reference under this Agreement to a period of time be made by referring to a number of days, those days shall be computed by excluding the first day and by including the last day, unless the latter falls on a day which is not a Business Day, in which case the last day will fall on the following Business Day.

(f)	The obligation of a Party to use reasonable efforts or endeavors to accomplish a scope shall be construed as an ‘obbligazione di mezzi’ according to applicable Law, and shall not be construed as an absolute obligation to ensure that such scope is in fact reached, i.e. shall not be construed as an ‘obbligazione di risultato’, and the fact that the scope has not been reached will not determine any liability or expenditure of funds against the Party who has not achieved such scope for any reason whatsoever.

(g)	Any reference in this Agreement to an obligation of a Party to procure or cause that another Person complies with an obligation shall be construed as a ‘promessa dell’obbligazione o del fatto del terzo’ under article 1381 of the Italian Civil Code.

2.	SALE AND PURCHASE OF THE QUOTA

2.1.	Sale and purchase. Upon the terms and subject to the conditions of this Agreement, the Buyer will purchase from the Seller, who will sell to the Buyer, at Closing, the Quota, free and clear of any Lien, for the Purchase Price specified in Article 3.

2.2.	Waiver of Pre-Emption Rights. The Seller represents and warrants to the Buyer that the Company is a sole shareholder company and therefore no waiver to the pre-emption rights is required with respect to, or in connection with, the sale and purchase of the Quota.

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2.3.	Rights in the Quota. With effect from Closing, the Buyer shall have the full ownership of the Quota together with all the rights attached thereto, in accordance with the terms of this Agreement including the right to receive any dividends or distributions declared, made or paid after the date of Closing, except for the Permitted Distribution and the payment of the Initial Distribution and the Residual Distribution set out under Article 3.4 below.

2.4.	Undertakings of Sevcon. Sevcon shall be a co-obligor jointly and severally liable with the Buyer in respect of (i) the payment of the Purchase Price, including the transfer to the Seller of the Sevcon Common Stock, pursuant to this Agreement, (ii) the timely and properly fulfilment of all other Buyer’s obligations, actions and other accomplishments pursuant to this Agreement to be completed at Closing and, thereafter, (iii) the listing on the NASDAQ market as common listed shares of the Sevcon Common Stock in accordance with this Agreement.

3.	PURCHASE PRICE

3.1.	Purchase Price. As purchase price for the purchase and sale of all the Seller’s rights, title and interest in the Quota, the Buyer shall pay to the Seller a purchase price consisting in the following (the “Purchase Price”):

(a)	a fixed cash amount equal to Euro 10,000,000 (ten million) (the Cash Amount”);

plus

(b)	a fixed number of 500,000 (five hundred thousand) shares of listed common stock of Sevcon (the “Sevcon Common Stock”) to be issued in favor of the Seller. For this purpose, Sevcon expressly undertakes to issue the Sevcon Common Stock in favor of the Seller as payment of this part of the Purchase Price on behalf of the Buyer according to Article 3.2(b).

3.2.           Payment of the Purchase Price. On the Closing Date, subject to the Closing actions in items in Articles 7.2.1 and 7.4 having been completed, the Buyer:

(a)	shall pay to the Seller the Cash Amount equal to Euro 10,000,000 (ten million) by wire transfer to the bank account communicated in writing by the Seller to the Buyer in due time prior to the Closing Date;

(b)       shall deliver to the Seller (i) a copy of the irrevocable and unconditional written instructions given to the Transfer Agent to transfer the Sevcon Common Stock to the Seller and (ii) a written confirmation of the completion of such transfer of the Sevcon Common Stock to the Seller and of the crediting on the Closing Date of the Sevcon Common Stock to the account in the name of the Seller opened with the Transfer Agent, it being agreed that Sevcon will cause the Transfer Agent to complete all subsequent accomplishments and formalities (such as the issue of the Sevcon Common Stock in certificated form) not later than three (3) Business Days following the Closing Date.

3.3.             Sevcon Common Stock. Sevcon and Buyer undertake to cause that, as soon as practicable, but in any case not later than twelve (12) months after the Closing Date, at no costs, expenses or liabilities for the Seller, the Sevcon Common Stock (i) will cease to be ‘restricted securities’, and (ii) will become listed on the NASDAQ market as common listed shares.

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3.4.           Permitted Distribution. The Parties acknowledge that the Purchase Price has been so determined on the assumption that, prior to Closing, the Company shall resolve to distribute reserves to Seller for an amount of Euro 3,380,000 (three million three hundred eighty thousand) (the “Permitted Distribution”).

To this regard it is agreed as follows:

(a)	The Buyer expressly authorizes the Seller to cause the shareholders’ meeting of the Company to resolve, prior to the Closing Date, the Permitted Distribution in favour of the Seller and the undertaking of the Company to pay to the Seller the amount of the Permitted Distribution as set out below.

(b)	The Buyer shall cause the Company – by using Available Cash - to pay the Seller a portion of the Permitted Distribution equal to 1,000,000 (one million) by February 15th, 2016. (the “Initial Distribution”).

(c)	The Buyer shall cause the Company to pay to the Seller the residual amount of the Permitted Distribution, i.e. the balance between (i) the total amount of the Permitted Distribution and (ii) the amount of the Initial Distribution (the “Residual Distribution”) in two installments as follows (i) a first installment of Euro 880,000 (eight hundred eighty thousand) by January 31st, 2017 (ii) and the balance – equal to Euro 1,500,000 (one million five hundred thousand) – by January 31st, 2019.

(d)	For avoidance of doubt it is specified that no interest will accrue on the amount of the Residual Distribution until the above payment deadlines.

4.	Management of the COMPANY up to Closing

4.1.	Interim Period. From the date hereof until Closing (“Interim Period”), the Seller and the Shareholders shall cause the Company to:

(a)	operate and carry out its Business in the ordinary course of business and substantially in the same manner as previously conducted;

(b)       preserve intact its present business organization, reputation, goodwill and customer relations;

(c)	settle its debts and cash in its receivables in the ordinary course and consistent with past practice; and

(d)	preserve its current activities relating to the Business, operations or affairs as well as customers and suppliers.

4.2.           Except for the transactions expressly contemplated under this Agreement, and without prejudice to the general obligations in Article 4.1, the Seller and the Shareholders shall procure that, during the Interim Period, the Company will not without the Buyer’s prior written consent:

(i)         terminate or modify or assign any material agreement, including without limitation any material agreement related to the Business;

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(ii)        dismiss any of its employees or change, or agree to change, any of their terms of employment;

(iii)       incur, create or assume any Lien with respect to any one or more of its assets;

(iv)      dispose of any asset outside of the ordinary course consistent with past practice;

(v)       enter into financing agreement or security arrangement or amend any such existing agreement;

(vi)      declare or pay any dividends or distribute reserves to Seller, except for the Permitted Distribution;

(vii)     settle, make admissions in respect of any claim or litigation or proceeding; admit any liability, waive any rights; initiate any legal proceedings;

(viii)    create, allot or issue any share capital or loan capital or any option to subscribe for the same;

(ix)      repay, redeem or repurchase any share capital or loan capital;

(x)       employ any new employee;

(xi)      breach any of its obligations against third parties or under the law;

(xii)     carry out any operations on corporate capital (including reductions or increases thereof), mergers, spin-offs, winding-ups, reorganizations or other extraordinary company restructuring operations;

(xiii)    incur new financial debt, indebtedness or borrowing;

(xiv)    acquire or agree to acquire any shares or similar assets or any interest in any business or enter into any joint venture or similar arrangement;

(xv)     make any material changes to the accounting procedures or principles by reference to which the Company’s accounts are drawn up;

(xvi)    enter into any (or modify any subsisting) agreement that relates to any works/family council;

(xvii)   incur or increase any one or more liabilities to the Seller, the Shareholders and/or their affiliates and Related Parties, except for liabilities owed under the Andrea Bassi’s current employment agreement and the current lease agreement between the Seller and the Company (in any case, on a basis consistent with terms and condition applied as of January 1st 2015);

(xviii)  induce, or attempt to induce, any of the employees of the Company, whether directly or indirectly, to terminate their employment before the Closing Date;

(xix)    carry out any material structural alteration or addition to, or materially effect any change of use of, any real property owned or used by the Company;

(xx)     other than in the ordinary and usual course of business of the Company:

(a)	enter into any agreement or incur any commitment involving any capital expenditure in excess of Euro 5,000.00 (five thousand) per transaction and Euro 10,000.00 (ten thousand) in aggregate, exclusive of Tax;

(b)	enter into, or incur any commitment which is not capable of being terminated without compensation at any time by the Company with less than 1 month’s notice or which involves or may involve total annual expenditure in excess of Euro 10,000.00 (ten thousand) exclusive of Tax;

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(c)	acquire or dispose of any material asset involving consideration, expenditure or liabilities in excess of Euro 5,000.00 (five thousand), exclusive of Tax; or

(d)	enter into any material contract.

4.3.           In the event that, during the Interim Period, the Company intends to carry out any of the actions referred to in Article 4.2 (other than those otherwise expressly contemplated by this Agreement or required as compulsory and non deferrable under the applicable laws (of which actions the Seller will nevertheless inform the Buyer as soon as possible and before the taking of such action if legally possible), the Seller shall cause the Company to request in writing to the Buyer its prior written consent. The Buyer shall communicate its decision to approve or not to approve the prospected action within 5 Business Days as from receipt of such notification, being understood that, should the Buyer fail to reply in writing within such deadline, the proposed action shall be considered as non approved.

4.4.	Information and Documents. From the date hereof until the Closing Date, upon reasonable advance notice, the Seller shall permit the Buyer and its representatives to have access, during regular business hours, to the Company’s premises and to its assets, employees, books and records, and shall furnish, or cause to be furnished, to the Buyer such financial, tax and operating data and other information with respect to the Company as the Buyer and its representatives shall from time to time reasonably request. From the date hereof until the Closing Date, the Seller shall give to the Buyer as soon as possible full details of any material or anticipated changes in the Business, operations, assets, position (financial, trading or otherwise), profits or prospects of the Company.

5.	CONDITIONS PRECEDENT

5.1.           For all Parties’ benefit. Closing shall be conditional on subject to the satisfaction of the Condition Precedent that there shall not (i) be in effect any Law or Order that makes illegal or enjoins, prevents or modifies in any respect the consummation of the transactions contemplated by this Agreement or (ii) have been commenced and be continuing, or threatened in writing, any action or proceeding by any Authority which prevents or restricts or modifies or makes illegal or unlawful in any respect the transactions contemplated by this Agreement.

5.2.           For the Buyer’s benefit. Closing shall be conditional upon the satisfaction of all the following Conditions Precedent, any or all of which conditions may be waived by Buyer, in its sole discretion:

(a)	the Seller and the Shareholders shall have performed in all material respects its obligations contained in this Agreement required to be performed by them at or before Closing;

(b)       Andrea Bassi shall have executed with the Company a settlement before the Direzione Provinciale del Lavoro or equivalent protected venue concerning his past relations with the Company, substantially in the form attached as Annex 5.2 and a copy of such settlement shall have been delivered to the Buyer;

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(c)	no material adverse change in the business of the Company occurred during the Interim Period. For the purpose of this point (c) only, “material” means an event which could involve an adverse financial or economic effect equal to or exceeding Euro 200,000 (two hundred thousand);

(d)	the Lender(s) shall have disbursed the Debt Financing, and/or all conditions precedent in the facility agreement(s) pertaining to the Debt Financing shall have been met with the Buyer having received satisfactory confirmation from the Lender(s) that the Debt Financing will be disbursed on or before the Closing Date.

5.3.             For the Seller’s benefit. Closing shall be conditional upon the satisfaction of the following Conditions Precedent, any or all of which conditions may be waived by Seller, in its sole discretion:

(a)	the Buyer shall have performed in all material respects its obligations contained in this Agreement required to be performed by them at or before Closing; and

(b)	no material adverse change in the business of Sevcon occurred during the Interim Period. For the purpose of this point (b) only, “material” means an event which could involve an adverse financial or economic effect equal to or exceeding Euro 1.000,000 (one million).

5.4.	Conditions Precedent Deadline. All the above Conditions Precedent have to be satisfied, or waived by the Party for whose benefit Article 5 states such Condition Precedent are provided, on or prior the date agreed for the Closing under Article 7.1 (the “Conditions Precedent Deadline”).

5.5.	The Parties shall co-operate and use their respective reasonable endeavours promptly and in good faith, to take, and cause to be taken, all actions necessary to procure the satisfaction of each of the Conditions Precedent set out under Article 5.1 as soon as practicable after the Signing date of this Agreement, and in any event no later than the Conditions Precedent Deadline; in addition the Parties shall co-operate and use their respective reasonable endeavors promptly and in good faith, to take, and cause to be taken, all actions necessary (including instructing their relevant advisors) to provide such materially accurate information and documentation as may be reasonable and necessary to facilitate and procure the satisfaction of each of the conditions precedent set out under Article 5.1 as soon as practicable after the Signing Date, and in any event no later than the Conditions Precedent Deadline.

5.6.	The Seller and the Shareholders shall use their reasonable endeavours promptly and in good faith, to take, and cause to be taken, all actions necessary to procure the satisfaction of each of the Conditions Precedent set out under Article 5.2 as soon as practicable after the Signing Date, and in any event no later than the Conditions Precedent Deadline.

5.7.	The Buyer shall use its reasonable endeavors promptly and in good faith, to take, and cause to be taken, all actions necessary to procure the satisfaction of each of the Conditions Precedent set out under Article 5.3 as soon as practicable after the Signing Date, and in any event no later than the Conditions Precedent Deadline.

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5.8.	Withdrawal by either Party. Should the Condition Precedent under Article 5.1 not be satisfied or waived by both Parties before the Conditions Precedent Deadline, either the Seller and the Buyer shall have the right to terminate this Agreement, without any compensation therefor payable by the terminating Party, but without prejudice to any liability accrued to any Party for any pre-termination breaches of this Agreement, by giving written notice thereof to the other Party with immediate effect.

5.9.	Withdrawal by the Buyer. Should any Conditions Precedent under Article 5.2 not be satisfied or waived by the Buyer before the Conditions Precedent Deadline, the Buyer shall have the right to terminate this Agreement, without any compensation therefor payable thereby, but without prejudice to any liability accrued to any Party for any pre-termination breaches of this Agreement, by giving written notice thereof to the Seller with immediate effect.

5.10.	Withdrawal by the Seller. Should any Conditions Precedent under Article 5.3 not be satisfied or waived by the Seller before the Conditions Precedent Deadline, the Seller shall have the right to terminate this Agreement, without any compensation payable thereby, but without prejudice to any liability accrued to any Party for any pre-termination breaches of this Agreement, by giving written notice thereof to the Buyer with immediate effect.

5.11.	In the event of withdrawal pursuant to Articles 5.8, 5.9 or 5.10 above, this Agreement shall, subject to Article 12.1 thereafter, terminate and have no further effect, except for any pre-termination liability incurred by any Party and except for the obligations of the Parties hereto contained in Articles 12.1 and in Articles 11.5, 13.1 and 14 hereof.

5.12.	For the avoidance of doubt any failure by the Buyer to exercise its right to withdraw from or terminate this Agreement in the events under Article 5.2, shall not affect any right which the Buyer would have to indemnification from the Seller under this Agreement in the event of breach of the Seller’s representations and warranties under Article 9.

6.	OTHER ACTIONS

6.1.	Amendments to certain Employment Agreements. The Seller shall use its best efforts to have, before the Closing Date, the employment agreements with certain employees listed under Annex 6.1 amended substantially in the form set out under such Annex 6.1, in order to specify that any invention is made or inventive activity is carried out by any of them in the framework of their employment relationship and for the benefit of the Company and is comprised in the remuneration provided for in the relevant employment agreement.

6.2.           Company’s By-Laws. It is mutually agreed that, on or prior the Closing Date, the current by-laws of the Company will be amended in order to allow the appointment of a board of directors composed by two members and to provide for such other amendments as may be indicated in due time by the Buyer.

6.3.	Interim Financial Statements. Attached hereto as Annex 6.3 are the financial statements of the Company for the interim period ending as at September 30, 2015 pre-Taxes (the “Interim Financial Statements”), which represent Company’s assets and liabilities statement and profits and losses for such period, except for the value of inventories (“esistenze finali”) which have been determined on an indicative basis.

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6.4.	Pro forma financial statements.

(a)	Attached hereto as Annex 6.4 are the provisional pro forma financial statements of the Company for the period ending as at December 31st 2015 pre-Taxes (“Provisional Pro Forma Financial Statements”) which represent Company’s assets and liabilities statement and profits and losses for such period, prepared in accordance with the Accounting Principles except for the following items still to be defined: (i) commercial receivables (“clienti”); (ii) value of inventories (“esistenze finali”); (iii) severance indemnity (“trattamento fine rapporto”) and deferred compensations for Employees (“ratei passivi relativi ai Dipendenti”).

(b)	On the Closing Date, the Seller shall deliver to the Buyer an updated version of the pro forma financial statements of the Company for the period ending as at December 31st 2015 pre-Taxes (“Reference Pro Forma Financial Statements”) which shall be attached as Annex 6.4 in substitution of the the Provisional Pro Forma Financial Statements which will represent Company’s assets and liabilities statement and profits and losses for such period, prepared in accordance with the Accounting Principles inclusive of the following items: (i) commercial receivables (“clienti”); (ii) value of inventories (“esistenze finali”); (iii) severance indemnity (“trattamento fine rapporto”) and deferred compensations for Employees (“ratei passivi relativi ai Dipendenti”) it being understood that the value of inventories (“esistenze finali”) shall remain subject to adjustment in respect of slow moving items to be made in accordance with Accounting Principles, provided that as of the Reference Date the total value of inventories shall not be less than Euro 2,700,000 (two million seven hundred thousand).

6.5.	2015 Balance Sheet. The Parties agree that, as soon as practicable after the Closing Date, but in any case within March 31, 2016, the following actions shall be carried out.

(a)	Andrea Bassi, - in his capacity of Company’s director - shall prepare the draft project of the balance sheet of the Company as of December 31, 2015 (i) with the assistance and support of the Company, (ii) by applying Accounting Principles, (iii) in a substance consistent with the Reference Pro Forma Financial Statements (iv) complete with the final evaluation of the value of inventories after taking into consideration the slow moving items and (v) complete of Taxes item.

(b)	The Buyer shall cause that the draft project of the balance sheet of the Company as of December 31, 2015 so prepared by the Seller (i) is approved by the board of directors of the Company and (ii) is approved by the shareholders’ meeting of the Company. Such approval by the shareholders’ meeting (i.e. by the Buyer in its capacity of sole shareholder) can not be considered as a waiver by the Buyer (neither partial) to its indemnification right (with particular, but not sole, reference to Articles 9.13 and 10).

(c)	The balance sheet of the Company as of December 31, 2015 prepared by Andrea Bassi as per paragraph (a) above and approved by the Company’s bodies as per paragraph (b) above.

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7.	CLOSING

7.1.           Closing. The Closing shall take place, subject to satisfaction and/or waiver of all the Conditions Precedent set out in Articles 5.1, 5.2 and 5.3 before the Conditions Precedent Deadline:

(a)       on January 29, 2016, or in such other subsequent date as may be mutually agreed upon in writing by the Seller and the Buyer (the “Closing Date”);

(b)	in Bologna, with the assistance of the notary public Dott. Luigi Stame.

7.2.	Items to be delivered and action to be taken by Seller

7.2.1.	At Closing, the Seller shall deliver to the Buyer or procure the following:

(a)       the original resignation letters of the directors of the Company, effective as of the Closing Date, confirming that the resigning director have no claims for unpaid remuneration against the Company other than those claims for remuneration accrued (with sole reference to Mr. Andrea Bassi) and not received yet;

(b)       that a shareholders’ meeting of the Company is validly held in order to resolve the appointment of a new board of directors constituted by two members in the person of Mr. Matthew Boyle and Andrea Bassi;

(c)       execution by the Seller and the Company of a new lease agreement concerning the building owned by the Seller substantially in the text attached hereto as Annex 7.2.1(c);

(d)       evidence of the realization of the Conditions Precedent set forth in Article 5.2 (to the extension they have not been waived by the Buyer);

(e)       execution by the Company and Mr. Andrea Bassi of the Andrea Bassi Employment Contract in the text attached hereto as Annex 7.2.1 (e);

(f)        a release and waiver letter addressed to the Buyer and to the Company in the form of Annex 7.2.1(f) whereby Bruno Bassi and Tiziana Rimini (i) irrevocably and unconditionally waive any rights and claims that may have against the Company in any case to the fullest extent permitted by applicable laws, and (ii) irrevocably and unconditionally undertake to hold the Company harmless from any such liabilities and claims made by Bruno Bassi and or Tiziana Rimini;

(g)       a board of directors of the Company is validly held in order to grant to Mr. Matthew Boyle the powers necessary to ensure the Company’s full efficiency and immediately later on all or just a part of such powers are granted from Matthew Boyle to Andrea Bassi by means of a specific proxy.

7.3.           Items to be delivered and action to be taken by Buyer

7.3.1.	At Closing, Buyer shall deliver to Seller or procure the following:

(a)       the payment of the Purchase Price as per Article 3.2;

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(b)       evidence of the realization of the Conditions Precedent set forth in Article 5.1 (to the extension they have not been waived by the Seller);

(c)       letters addressed to the resigning directors, in accordance with the text attached hereto as Annex 7.3.1(c), whereby the Buyer shall confirm – also on behalf of any Buyer’s successor – to irrevocably waive any action for liability against resigning directors arising by reason of their corporate status and excluding fraud, and to undertake to hold the resigning directors harmless from any action or claim made by the Buyer and/or the Buyer’s successor (and therefore with exclusion of the claim made by third parties) arising by reason of their corporate status and excluding fraud, and in any case to the maximum extent permitted by law.

7.3.2.       The Buyer shall cause that, at the first shareholders’ meeting held after the Closing Date, the Company ratifies the activities lawfully carried out by the resigning directors and confirms the waiver and the hold harmless undertaking provided for under Article 7.3.1(c) above.

7.4.	Actions to be taken by Seller and Buyer. At the Closing, the Parties will execute a deed of transfer of the Quota substantially in the text attached hereto as Annex 7.4 (“Deed of Transfer”).

The Deed of Transfer shall not impair, alter, amend, supersede or novate the terms and conditions of this Agreement and the rights and obligations of the Parties set forth herein, which shall continue to be binding upon the Parties notwithstanding the execution of the Deed of Transfer, and this Agreement shall prevail in all circumstances over such Deed of Transfer.

7.5.           Nature of the Closing. Parties acknowledge that all actions and deliveries provided for by this Agreement as of the Closing Date, regardless of their plurality, must be considered as one and indivisible and therefore, unless Parties agree otherwise, in case even only one of such actions and deliveries is not perfected, the sale of the Quota will not be considered as perfected.

8.               REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION OBLIGATIONS OF THE BUYER

8.1.           Validity. The Buyer and Sevcon represent and warrant to the Seller that all of the statements contained in this Article 8 are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date) and shall remain true and correct as of Closing Date, unless specifically otherwise provided for in this Agreement.

8.2.	Existence - Authorization. The Buyer represents and warrants to the Seller as follows.

(a)	The Buyer and Sevcon are duly organized, validly incorporated and in good standing under its laws of incorporation.

(b)	This Agreement has been duly authorized by the Buyer and Sevcon, has been duly executed and delivered by the Buyer and Sevcon and constitutes and shall constitute legal, valid and binding obligations of the Buyer and Sevcon, enforceable against the Buyer and Sevcon in accordance with its terms.

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(c)	The execution of this Agreement by the Buyer and Sevcon and the performance of its obligations hereunder do not, and will not, conflict with, or constitute a breach of any law, agreement, or other obligation which the Buyer and Sevcon are subject to.

8.3.           Buyer Common Stock. The shares of Buyer Common Stock will, when issued and delivered to the Seller, be duly authorized, validly issued, fully paid-up, free of any Liens, and listed on NASDAQ. On the Closing Date, their issuance will not have been registered under the U.S. Securities Act of 1933 and such shares will be “restricted securities” that must be held until their resale is registered or an exemption from registration becomes available. As soon as practicable, but in any case not later than twelve (12) months after the Closing Date, at no costs, expenses or liabilities for the Seller, the Sevcon Common Stock (i) will cease to be ‘restricted securities’, and (ii) will become listed on the NASDAQ market as common listed shares.

8.4.	No Bankruptcy. The Buyer and Sevcon are not insolvent and is not subject to any bankruptcy or similar proceedings under any applicable law.

8.5.           Financial means. In any event the Buyer and Sevcon assure and warrant to the Seller that, at the Closing Date, all required financial means to complete the payment of the Purchase Price will be at disposal and available to the Buyer.

8.6.	The Buyer and Sevcon shall indemnify and hold harmless the Seller with respect to any Losses suffered by the Seller as consequence of any breaches (even partial) of the representations and warranties of the Buyer and Sevcon or a consequence of any breach of the covenants undertaken by the Buyer and Sevcon under this Agreement, provided that, with respect to Sevcon, the indemnification obligations under this Article 8.6 will be subject to the provisions under Article 2.4.

9.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

By means of the execution of this Agreement the Parties agree to waive to the Italian Code Civil provisions concerning the sale of goods, defects, lack of quality, sale of going concern, warranties concerning the items sold, such as articles 1495 and 1497 of the Italian Civil Code. The Parties acknowledge and agree that the provisions of Articles 9 and 10 hereof do constitute an independent procedure and mechanism of liabilities and remedies.

Representations and warranties set forth in this Article 9 will not be considered as warranties for defects or lack of qualities as per Italian Civil Code but will constitute specific contractual obligations undertaken by the Seller and any possible breach of a representation or warranty set forth in this Article 9 will be ruled solely by next Article 10, the Indemnification rights provided for in this Agreement shall represent the sole and exclusive remedy which the Buyer is entitled to in respect of any breach of the Seller’s representations and warranties and the Parties waive the application of further remedies such as termination for breach, termination for onerousness, termination for aliud pro alio.

With the sole exceptions set out in the Disclosure Schedule attached hereto as Annex 9, the Seller makes the following representations and gives the following warranties to the Buyer, each of which shall be true and accurate as at the date of this Agreement and shall be considered automatically repeated on Closing Date.

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9.1.	Seller. The Seller and each Shareholder has full power and authority to execute this Agreement. This Agreement has been duly authorized by all necessary corporate actions and approvals by the Seller and each Shareholder and no further action is required in connection therewith.
The execution of the Agreement does not create nor constitute Liens over the Quota.
This Agreement constitutes Seller’s and, insofar as they are concerned, Shareholders’ legal, valid and binding obligation, enforceable against each of them in accordance with its terms.

The Seller is a company in good standing under its law of incorporation, is not insolvent; neither petition, decree nor any other decision relating to bankruptcy nor any other insolvency proceeding pursuant to the applicable law have been taken or threatened against, nor have been filed or issued in the name or on behalf of the Seller; Seller is not under voluntary or compulsory liquidation or winding up procedure and such procedures are neither pending nor threatened, nor have been taken, in respect to the Seller.

9.2.           No Conflict. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not conflict with, or result in a breach of, or constitute a default under, or give rise to a right of termination, withdrawal or cancellation of, the articles of incorporation or the by-laws of the Company, the Seller, or violate any judgment, Order, injunction, award, decree, law or regulation applicable to the Company, the Seller and/or any Shareholder.

9.3.           Company. The Company is a limited liability company duly organized, validly existing and has full power and authority to conduct its Business as presently conducted. The Company has been duly filed in the relevant books at Chamber of Commerce. No petition, decree nor any other decision relating to bankruptcy nor any other insolvency proceeding pursuant to the applicable law have been taken or threatened against, nor have been filed against the Company. The Company is not involved in agreements which concern the granting of assets to its creditors or restructuring, standstill, moratorium or similar agreements.

9.4.	Ownership of the Company. The Seller is the registered and sole beneficial owner of all the Quota, free from any Liens. There is no dispute concerning the title of the Seller to such Quota and no other Person has claimed to have title to the same or to be entitled to any interest therein. The Seller is not engaged in any litigation, arbitration or other proceedings in any way relating to its title to such Quota. There are no matters likely to give rise to any of the matters referred to in this Article 9.4.

On the Closing Date the Buyer will acquire the full and free ownership of 100% of the corporate capital of the Company. Neither the consummation of the Closing, nor the filing of the Buyer as new sole shareholder of the Company with the Chamber of Commerce is not subject to the approval of third parties, waivers to pre-emption right or other agreements which may limit the free transfer of the Quota.

The Shareholders collectively directly own and control 100% of the share capital of the Seller.

9.5.           Corporate Details. The corporate details of the Company as described in the Recitals are true. Other than this Agreement, there are no subsisting agreements, arrangements, commitments or understandings which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any quota, security or loan capital in or in respect of the Company (including any option or right of pre-emption or conversion).

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9.6.           Investments, associations and branches. The Company is not the holder or beneficial owner of, and has not agreed to acquire, any shareholding or other capital of, or investment in any other business, entity, company or corporation (wherever incorporated).

The Company is not, and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association, body or undertaking in which it is to participate with any other in any business or investment.

The Company has no branch, agency or place of business outside the jurisdiction of its incorporation.

9.7.           Compliance with Laws. The Company has conducted its Business in all material respects in accordance with all laws applicable in the jurisdictions were such Business was carried out and there is no Order, decree or judgment of any Authority outstanding against the Company which may have an adverse effect on the assets or Business.

9.8.	Business and Authorizations. Business is the sole activity carried out by the Company; in all material aspects the Company has carried out its Business in compliance with the laws and with a correct practice according to all the necessary authorizations.

Without prejudice to above, the Seller represents that the Company has duly filed the certified starting activity notice (i.e. Segnalazione Certificata di Inizio Attività – SCIA) for the Business carried out by the Company.

All authorizations necessary to utilize any of the assets of the Company or performing any aspect of the Business of the Company in the places and in the manner in which such Business is now carried on (with particular reference to, but not limited to, the United States and Canada) have been obtained and all of them are in full force and effect, except as noted in the Disclosure Schedule.

All reports, returns and information required by any law or as a condition of any authorization to be made or given to any Person or Authority in connection with the business of the Company have been properly made or given to the appropriate Person or Authority.

9.9.           Litigation. No litigation or arbitration of whatsoever nature or criminal proceedings or investigation or enquiry are pending or threatened by or against the Company or any of its managers, officers, agents or employees and there are no circumstances which may lead to such proceedings or investigation or enquiry.

9.10.	Health and Safety. The Company has, in relation to its fixed assets, its premises, its employees and any person who might be affected by the conduct of the business of the Company, complied with all requirements of all applicable Health and Safety Laws.

9.11.	Environmental.

Except as disclosed under Disclosure Schedule, it is represented as follows.

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(a)	The Company has complied at all times with applicable Environmental Law and relevant Environmental Permits (all of which are valid and subsisting).

(b)	In particular:

(i)	the Company does not have to put in place any further air emission treatment system; the air emission stacks are in compliance with the applicable technical reference standards; the emissions are treated before their discharging to the atmosphere and comply with the relevant emission limit values, in accordance with all Environmental Laws and Environmental Permits; the Company is not liable for any violation of any of the prescriptions of the Authority included in the air emissions authorization, nor of the prescriptions as to the air emissions limit values provided under the applicable Environmental Laws;

(ii)	the Company is not liable for any violation of any Environmental Law and Environmental Permit relating to water discharges;

(iii)	the Company is registered in the so-called “SISTRI system” in relation to non-hazardous waste only while, as noted in the Disclosure Schedule, the accomplishments for extending such registration also to hazardous waste have still to be made. The Company is not responsible for the violation of any Environmental Laws relating to the waste management, including waste classification, storage, deposit, treatment and disposal; the Company correctly keeps the waste loading and unloading registers and the waste identification forms. All external contractors involved in the Company’s waste management comply with the applicable laws and regulations;

(iv)	the Company is not liable for any violation of the laws relating to the external acoustic emissions limit values;

(v)	the Company does not use, and has never used, asbestos, and no asbestos requiring interventions pursuant to the Environmental Laws is present in the premises or locations where the business of the Company is conducted or where the Employees work or the past employees of the Company have worked. The Company has always complied with its obligations under applicable laws and regulations with regard to the presence of asbestos in existing buildings. The Company is not liable for any violation of the laws relating to asbestos;

(vi)	no areas where the Company is materially located and/or no real properties used in connection with its Business, including soil, subsoil, surface waters, underground waters and aquifers: (a) are or have been contaminated by any Hazardous Substances; (b) has not been ascertained any contamination connected to activities carried out by the Company and/or previous owners of the same areas and properties, which may entail, after the Closing Date, any responsibility, obligation and/or liability of the Buyer;

(vii)	no written notice of any pending or threatened Environmental Claim has been received by the Company;

(viii)	the Company is not been claimed by any Authority as being liable for any violation of (and is fully compliant with) Legislative Decree of 3 April 2006, n. 152, Presidential Decree no. 151/2011, Presidential Decree n. 203/1988, Presidential Decree no. 59/2013, Legislative Decree n. 49 of March 14, 2014, Law 447/1995, DPCM 14 November 1997, Legislative Decree no. 27 of March 4, 2014, Law n. 257 of March 27, 1992, Ministerial Decree 6 September 1999, Ministerial Decree dated November 29, 2002.

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(c)	The Seller has made available to the Buyer all existing Environmental Documents.

9.12.           Solvency.

(a)	No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) or other similar official over all or any part of the assets of the Company, and the Company is not subject to any bankruptcy, insolvency or liquidation proceedings or any situation provided for by articles 2482bis or 2482ter of the Italian Civil Code or similar proceeding in any other jurisdiction.

(b)	The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors (including the approval of a plan pursuant to art. 67, third paragraph, lett. (d), of the Italian Bankruptcy Law or the execution of a debt restructuring agreement pursuant to art. 182-bis of the Italian Bankruptcy Law) or similar arrangement in any other jurisdiction.

(c)	The Company is not insolvent nor unable to pay its debts within the meaning of the insolvency legislation or other requirements as to solvency applicable to it and has not stopped paying its debts as they fall due.

(d)	No Lien, charge, whether fixed or floating, pledge or other security interest created by the Company has crystallised or become enforceable and there are no circumstances likely to cause such a Lien or security interest to crystallise or become enforceable.

9.13.	Financial documents – Records

(a)       The Interim Financial Statements are, and the Reference Pro Forma Financial Statements will be – except as noted under Article 6.3 and under Article 6.4 – consistent and compliant with the Law and with the Accounting Principles, the relevant data set out therein are true and correct and represents truly and correctly the economic, financial and patrimonial situation of the Company with reference to the relevant period.

In particular – always except as noted under Article 6.3 and under Article 6.4 – the Interim Financial Statements and the Reference Pro Forma Financial Statements will:

(i)	show a true and correct view of the economic and financial status of the Company and correctly reflect the assets and liabilities of the Company to the relevant date, in accordance with the Accounting Principles;

(ii)	set out all the Company’s losses, contingent liabilities, liabilities and/or obligations of any nature whatsoever (whether accrued, absolute or contingent) in accordance with the Accounting Principles;

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(iii)	correctly reflect the net equity of the Company, in accordance with the Accounting Principles.

It is agreed that after their preparation by the Seller pursuant to Article 6.5(b), the Reference Pro Forma Financial Statements shall be taken as the only reference financial statements for the purposes of the representation and warranties set forth in this Article 9.13 and the relating Indemnification Obligations of the Seller.

The Available Cash as of the date hereof is at least equal to Euro 1,440,000 (one million four hundred forty thousand).

The Signing NFP as of the date hereof shows a cash availability not lower than Euro 1,400,000 (one million four hundred thousand).

(b)       The Company maintains and has maintained all accounts, books, ledgers, financial and other records (“Records”) which it is or was mandatory for it to maintain. The Records:

(i)	have been duly, properly and accurately maintained on a consistent basis are up to date and in the possession and control of the Company and contain, in all material respects, true, complete and accurate records of all matters required by all applicable laws to be entered therein;

(ii)	do not contain or reflect any material inaccuracies or discrepancies;

(iii)	give and reflect a true and fair view of the financial, contractual and trading position of the Company and of its fixed and current assets and liabilities (actual and contingent), debtors and creditors (as appropriate) and all other matters which ought to or would normally be expected to appear therein; and

(iv)	no notice or allegation that any of the Records is incorrect or should be rectified has been received.

(c)       Since the Reference Date:

(i)	the Company has carried on its business in the ordinary and usual course so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or manner of its business;

(ii)	there has been no material deterioration in the business, financial or trading position, profitability, prospects or turnover of the Company;

(iii)	there has been no significant event or occurrence (including, but not limited to the loss of any significant customer or supplier) which has had or may following Closing have a material detrimental effect on the Business of the Company or its value, profitability or prospects;

(iv)	the Company has not borrowed or raised any money under new financial facilities or entered into any form of new financial facility (whether pursuant to a factoring arrangement or otherwise) other than expressly permitted in this Agreement;

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(v)	the Company has paid its creditors in accordance with the relevant credit terms and the past practice;

(vi)	the Company has not entered into any new capital commitments;

(vii)	no quotas, equity, convertible or loan capital or other financial instrument has been issued;

(viii)	the Company has not done or omitted to do anything which might, in any material respect, prejudicially affect its goodwill;

(ix)	the Company has not suffered any change, event or condition, that in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, the financial and economic situation, or the assets, the results or the prospects of the Company;

(x)	the Company has not agreed to do any of the above.

(d)       The Company’s turnover does not exceed the applicable antitrust thresholds relating to the target company’s turnover for the purposes of the filing or a notice of the transaction contemplated hereunder with the European Antitrust Authority or the Italian Antitrust Authority.

9.14.	Consequences of this Agreement.

(a)	As far as the Seller is concerned, no one is entitled to receive from the Company any finder’s fee, brokerage fee, or other intermediary commission in connection with the entering into and/or implementation of this Agreement.

(b)	Except as otherwise noted under the Disclosure Schedule, the entering into and/or implementation of this Agreement will not result in any outstanding indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity.

9.15.	Insurances.

The insurance policies (including the limit and basis of cover under each policy and the amount of the applicable excess) in force with the Company (the “Insurances”) are those listed under Schedule 9.15 and:

(a)	all the Insurances are in full force and effect and will be maintained in full force without alteration pending Closing and all premiums have been paid on time;

(b)	there are no circumstances which might lead to any liability under any of the Insurances being avoided by the insurers or the premiums being increased;

(c)	the Insurances contain no special or unusual terms, restrictions or premium rates;

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(d)	there is no claim outstanding under any of the Insurances and there are no circumstances likely to give rise to a claim or which might cause any of the insurers to refuse to indemnify a claim or renew any insurance policies;

(e)	the Insurances for defective products duly cover the damages and the costs connected with the recall / reparation of the Products and the compensation for damages caused to third parties (to things and/or to people) in respect of the countries covered by such Insurance.

The Company timely filed all indemnification requests according to the terms and conditions set forth in each of the Insurances.

9.16.	Assets and charges.

(a)	Except for current assets disposed of in the ordinary course of its business, the Company is the legal and beneficial owner of and has good marketable title to (i) all assets reflected in the Reference Pro Forma Financial Statements and (ii) all assets which have been acquired by the Company since the Reference Date. With respect to such assets no Lien or encumbrance is outstanding nor is there any agreement or commitment to give or create or allow any Lien or encumbrance over or in respect of the whole or any part of the assets of the Company.

(b)	Since the Reference Date, save for disposals in the ordinary course of its business, the assets of the Company have been in the possession of, or under the control of, the Company.

(c)	No encumbrance or Lien in favour of the Company is void or voidable.

The Seller represents that as at the date of this Agreement the building in which the Company’s premises are located is subject to a mortgage in favor of Cassa di Risparmio di Forlì.

9.17.	Receivables.

(a)	Save to the extent of any provision or reserve therefore contained or reflected in the Reference Pro Forma Financial Statements, any receivables owed to the Company as recorded in the relevant company’s books and records are good and collectable in the ordinary course of business. The rights in respect of such receivables are valid and enforceable and are not subject to any defence, right of set-off or counter-claim, withholding or other deduction and no act has been done or omission permitted whereby any of them has ceased or might cease to be valid and enforceable in whole or in part. No amount included in the Reference Pro Forma Financial Statements as owing to the Company is now regarded as irrecoverable in whole or in part. The Company has not factored, sold or discounted any of its debts or other receivables or agreed to do so.

(b)	It is specified that, notwithstanding anything to the contrary in the Agreement, no warranty is given about the actual payment of commercial receivables by the respective debtors.

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9.18.	Intellectual Property.

(a)	The Company is the sole and exclusive owner of the registered Intellectual Property listed in Schedule 9.18 and is the sole and exclusive owner of, or (in case of Intellectual Property owned by third parties) has valid licenses to use, all other Intellectual Property currently used in the Business.

(b)	All the Company’s Intellectual Property is valid and enforceable and nothing has been done, omitted or permitted whereby any such Intellectual Property has been abandoned or ceased or may cease to be valid and enforceable; without limitation to the foregoing, all confidential technical and business information owned by the Company have always been, and will remain until Closing Date, subject to security measures which are reasonably appropriate to keep them secret.

(c)	There are no Company’s inventions which have been invented by Company’s actual or past employees who have not been fairly remunerated by the Company in relation thereto, except for the inventions under the patents listed in Schedule 9.18 which have been invented by Andrea Bassi. Therefore there are no actual or past employees who could claim any economic rights to the Company for this purpose.

(d)	No third party (including any Employee, past employee or contractor) has title in or has or has alleged any claim of ownership or other rights of any kind, including without limitation moral rights of authorship and inventorship, in respect of, and/or in connection to, any of the Company’s Intellectual Property.

(e)	None of the Intellectual Property is being used by the Company without authorization, or is being claimed, applied for, opposed or challenged by any person.

(f)	The Company does not grant any licenses on, and/or any authorization to use, third party’s Intellectual Property without such third party’s prior consent.

(g)	There are no claims pending or threatened against the Company for (i) alleged infringement or violation of third party’s Intellectual Property and/or breach of agreements authorizing the Company to use third party’s Intellectual Property, (ii) alleged invalidity, nullity, unenforceability or misuse of the Company’s Intellectual Property, (iii) alleged acts of unfair competition, whether or not allegedly committed by using Intellectual Property, (iv) alleged unfair commercial practices, and/or (v) alleged violations of laws and/or regulations (including self-regulatory codes of conducts) concerning advertising.

(h)	The performance of the Business does not infringe third parties’ Intellectual Property neither is subject to the payment of any consideration to any third party.

9.19.           Products.

(a)	All the Products and have been and are duly tested, in accordance with applicable Laws and best practices, before being sold or delivered to the clients.

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(b)	There are no Products with manufacturing defects, or whose manufacturing defects may cause damages to things, people, health, the environment and/or life.

(c)	All the Products are designed, built and repaired according with the applicable Laws and with the best practice.

(d)	The Products have not at any time and do not infringe or violate any Intellectual Property of any third party.

(e)	The terms and conditions of the Products’ warranty are, and have at all times been, in compliance with the applicable Law; all the liability limitations set forth therein are in compliance with the applicable law.

9.20.	Product Liability. The Products marketed and/or sold by the Company comply, and in the past have always complied, with the applicable Law in all jurisdictions where the Products have been sold by the Company, it being specified that (i) Products manufactured for sale in Europe are covered by the declaration of conformity ‘CE’ (ii) Products manufactured for sale in USA and Canada have obtained the ‘cCSAus’ certification.

Neither the Company nor the Seller has received claims stating that the products sold by it are defective, are not suitable for their intended purpose or have caused or contributed to damage or personal injury. Neither the Company nor the Seller has suffered any Losses in relation to Product recall nor do any circumstances exist that could give rise to any Product recalls, complaints or claims by any third parties.

The warranties given by the Company to third parties in relation to the Products sold by it are in accordance with the quality standards and performances of the Products.

As at the date of this Agreement there are no clients claiming (or whose claims have not been settled) the Products are defective or not suitable for their agreed purpose.

In respect of the product liability, the Company is covered by the Insurances.

9.21.	Company’s contracts.

In respect to the material commercial contracts outstanding with the Company (the “Contracts”) it is represented as follows.

(a)	Each of the Contracts is valid and binding, compliant with all applicable laws and no written notice of termination of any such Contract has been received.

(b)	The Company is not party to or subject to any Contract which:

(i)	involves or is likely to involve obligations, restrictions or expenditures for the Company of an unusual or exceptional or onerous nature; or

(ii)	is dependent on the guarantee or covenant of or security provided by any other person; or

(iii)	in any way restricts the Company to carry on the whole or any part of its Business in any part of the world, except for the Contracts containing exclusivity clauses listed under the Disclosure Schedule; or

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(iv)	can be terminated amended or would be considered breached as a result of any change in the underlying ownership or control of the Company, except as noted in the Disclosure Schedule;

(v)	provides for limitation/release of liabilities, disclaimer, waiver in favor of the Company (including those set forth in any warranty granted by the Company to third parties) which are not compliant with all applicable laws and/or whose content can be limited according to the laws and/or by an Authority.

(c)	Neither the Company nor any other party to any Contract with the Company is in default thereunder, and neither the Seller nor the Company is aware of any contractual breach of the provisions of any Contract (other than change of control clauses) by the Company or the other party which would be the ground for termination, avoidance, rescission or repudiation of any Contract to which the Company is a party which, in any such case, would be material in the context of the financial or trading position of the Company.

(d)	All the Company’s suppliers are replaceable without significant difficulty.

(e)	The Company is not aware of any Contract where the Company has provided services or assets which qualify as credit and collections, investment, risk management, legal and fraud identification/detection services under applicable laws and regulations governing such activities.

(f)	The Company has obtained all necessary licenses, permits and authorizations required under applicable laws and regulations to provide the assets and services covered under any client agreement.

As of the Closing Date, no contracts or other contractual relationships between the Company and any Related Party will be outstanding, except for: (i) the credit of the Seller vis-à-vis the Company arising out the Permitted Distribution under Article 3.4; (ii) the employment relationship with Andrea Bassi and the new Andrea Bassi Employment Contract under Article (e); and (iii) the lease relationship with the Seller and the new lease agreement under Article 7.2.1(c).

9.22.         Sureties. Neither the Seller nor any other Person has given any guarantee of or security for: any overdraft, loan, loan facility or off-balance sheet financing granted to the Company. The Company has not given any guarantee of or security for: any overdraft, loan, loan facility or off-balance sheet financing granted to the Seller or to any other third party

Except for certain existing credit facilities not utilized by the Company, the Company is not part of financing agreements, loan agreements or similar financial facilities.

9.23.	Labour Relations, Employees and contractors.

Except as noted in the Disclosure Schedule, it is represented as follows.

(a)	The Company:

(i)        has now and shall at the Closing Date have as employees only and exclusively those which are listed in Schedule 9.23 (a) (the “Employees”), which also sets forth the qualification and the relevant Company costs. The Company has not given valid and sustainable legal grounds to any person other than the Employees to claim an employment relationship with it or to any Employee to claim a different qualification;

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(ii)	is in compliance in all material respects with all applicable laws, rules and regulations (including applicable National Collective Bargaining Agreements) relating to employment, employment practices, labour, terms and conditions of employment, occupational safety and wages and hours, in each case, with respect to its employees as well as to employees seconded to the Company by third parties and its contractors whether past or present;

(iii)	has fulfilled, in compliance with all applicable laws and regulations, all of its obligations to pay withholding taxes, including, social security contributions and income taxes and has withheld all amounts required by law or by agreement to be withheld from the wages of its employees. All social security and welfare charges due under such laws and regulations have been fully and timely paid when due;

(iv)	has fulfilled, in compliance with all applicable laws and regulations and pursuant to the provisions of Employees’ employment contracts, its obligations towards the Employees and its former employees (including those relating to salary, indemnity, bonuses, their duties, rank and holidays) and it is not liable for any material arrears of wages or any penalty for failure to comply with any of the foregoing; has fulfilled its contractual and statutory obligations in relation to the fees to be paid to its contractors past or present; and there are no circumstances under which the Employees, its former employees or its contractors past or present may claim further compensation;

(v)	has fulfilled, in compliance with applicable law, Order and regulations, its obligation of hiring the required number of “protected” employees (c.d. ‘assunzioni protette’);

(vi)	is full in compliance with the law regulating the house-workers;

(vii)	has disclosed to the Buyer all salary, bonus, share options, incentives, benefits, pension payments and other sums due to the Employees and, from the Reference Date, has not entered into any individual agreement to change the rate of such salary, bonus, share options, incentives, benefits, pension payments or other sums due to the Employees;

(viii)	is not liable for any payment to any Authority (included but not limited to any Tax Authority, social security Authority as INPS-INAIL, trust or pension fund) with respect to unemployment compensation benefits, social security, pension fund or other Benefits for employees or contractors of the Company which is not reflected in the Reference Pro Forma Financial Statements, except for such payments that have matured after the Reference Date, in the ordinary course of business;

(ix)	is not liable for any payment of compensation to any employee or contractor past or present as the result of any court or tribunal judgment;

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(x)	has correctly calculated and paid or allocated to the Employees and each of its past employees and contractors all amounts due until the Reference Date (including TFR and any kind of payment to be made on a pro rata basis) in accordance with the applicable law and National Collective Bargaining Agreements;

(xi)	has duly hired fixed-term employees and apprenticeship employees according to all the requirements and conditions provided by applicable laws, rules and regulations (including applicable National Collective Bargaining Agreements);

(xii)	has managed all its fixed-term employees and apprentices in such a manner as not to give valid and sustainable legal grounds to any of the aforesaid employees to claim a regular (open-ended) employment relationship with the Company;

(xiii)	has not hosted any third party’s (whether a supplier’s or otherwise) employees, collaborators or consultants in its premises and has not managed any third party’s employees, collaborators or consultants in a such a manner as to give valid and sustainable legal grounds to any of them to claim a regular (open-ended) employment relationship;

(xiv)	has not classified any individual as “independent contractor”, including agents (‘agenti’), distributors (‘distributori’), self-employees and consultants (‘collaboratori coordinate e continuativi e consulenti’), or of similar status who, according to the law of the relevant jurisdiction, should have been classified as an employee or of similar status and which classification could result in a loss or liability for the Company;

(xv)	has not carried out any individual or collective dismissal in breach of the relevant jurisdiction’s employment law;

(xvi)   has not entered into any plan, scheme, commitment or practice relating to redundancy.

(b)	No employee strike, work stoppage, lock-out or labour dispute is outstanding or has been threatened against the Company as of the date hereof.

(c)	The Company has not been engaged in any unfair labour practices.

(d)       The collective bargaining agreement applicable to the Company is that referred to under Schedule 9.23(d). No material collective bargaining or similar agreement is under negotiation or renegotiation by the Company.

(e)	No action, suit or complaint, by or before any Authority has been brought against the Company by or on behalf of any Employee or contractor or past employee or contractor and none is pending or threatened.

(f)	No Employee or past employee or contractor owes money to the Company.

(g)	No Employee or current contractor has given or is under notice of termination of his / her contract.

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(h)	No past employee or person absent on maternity, paternity or adoption leave, sick or disability leave or absent on other grounds has the right to be re-instated or re-engaged.

(i)	No Employee is currently subject to disciplinary action and no Employee has brought a grievance.

(j)	Premiums referring to insurances concerning the Employees have been duly paid and all such insurances are valid and effective. There are no Employees which suffered a disability because of accidents at work.

(k)	All the amounts resolved by the shareholders’ meeting as consideration or severance indemnity to the directors are the sole amounts they are entitled to receive for their activity as directors of the Company and have been duly paid or set aside in the Financial Documents. There is no further consideration due to the directors referred to in this paragraph (k), except for the remuneration and the severance indemnity accrued or accruing by Andrea Bassi under its employment relationship.

For avoidance of doubt it is specified that the foregoing is subject to, and will not affect the contents of: (1) the Condition Precedent under Article 5.2(b) above; (2) the provision under Article 6.1; and (3) the provision under Article 7.2.1(f).

9.24.	Tax

(a)	The Company is and has always been in compliance with all applicable Tax Laws.

(b)	Full provision or reserve has been made in the Records, in accordance with the Accounting Principles, for all Tax assessable on the Company or for which the Company is or may become liable in respect of income, profits or gains earned, accrued or received on or before the Reference Date.

(c)	Since the Reference Date:

(i)	the Company has not been involved in any transaction which has given or may give rise to a Tax liability other than Tax on normal trading income or turnover arising in the normal course of business; and

(ii)	no payment has been made which will be wholly or partly disallowable as a deduction or charge in computing profits for Tax purposes.

(d)	The Company has properly and punctually made all returns and provided all information required for Tax purposes, all such returns and information remain correct and complete and no return or information is disputed by the relevant Tax Authority, and the relevant Tax Authority has, where so required, agreed the relevant accounts.

(e)	All Tax for which the Company has been or is liable, has been duly paid by the relevant due date and the Company has duly made all payments to the appropriate Tax Authority in respect of any Taxes for which it is liable, whether on behalf of itself or any other person, and has timely and correctly made all returns which it is required to make in connection with such payments.

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9.25.         Infringement of Competition Laws. No agreement, practice or arrangement carried on by the Company or in which the Company is or was involved infringes or is in violation of any competition laws or regulations.

9.26.         Export Control Compliance.

(a)       The Company and its officers, directors, employees and agents acting in the name and on behalf of the Company have complied at all times, and are in compliance with all applicable laws relating to the regulation of exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services (“Trade Compliance Laws”). The Company has not, directly or indirectly, exported, re-exported, sold or otherwise transferred any Products or services subject to Trade Compliance Laws in violation of Trade Compliance Laws. Without limitation to the above, (x) to the Seller’s and the Shareholders’ best knowledge (after making diligent inquiries including with the management of the Company), no client or customer of the Company has business operations in or related to Belarus, Burma (Myanmar), Cuba, Democratic Republic of Congo, Iran, Iraq, Ivory Coast, Liberia, Libya, North Korea, Somalia, Sudan, Syria and Zimbabwe (“Restricted Territories”) and (y) the Company has not provided its clients or customers with Products and/or services, including maintenance services: (i) within the Restricted Territories, or (ii) that are specific to, or adapted or configured for, financial, transactional or operational activities related to the Restricted Territories, except for the outstanding negotiations of the Company in respect of possible future export of Products in Iran as noted in the Disclosure Schedule.

(b)	There is no charge, proceeding or, investigation by any Authority, pending or threatened, with respect to a violation of any applicable Trade Compliance Laws.

(c)	The Company is in compliance with all applicable customs laws (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of Products or services.

(d)	Subject to the qualifications specified under Article 9.8, the Seller represents and warrants that the Company has all the authorizations and certifications in order to export its Products in the foreign markets in which such products have been or are currently exported by the Company. Such certifications and authorizations are valid and effective and there are no further authorizations or certificates that the Company needs in order to export its products and to perform its Business in all the foreign markets in which it currently exports products and/or carries out its Business.

9.27.	Information Technology

(a)       The information technology systems (including the computer and data processing systems and information and communication technologies) used by the Company (the “Information Technology Systems”) are adequate for the requirements of the Company and the Business in terms of functionality and performance.

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(b)       The Information Technology Systems are either owned by, or properly leased to or licensed to the Company and there are no circumstances in which the ownership of, benefit of, or right to use the Information Technology Systems may be lost by the Company. The Company is in compliance with the relevant contracts pertaining to the Information Technology Systems.

9.28.	Anti-corruption compliance

(a)       None of the directors, officers or employees (past or present but during their employment with the Company), agents of or other persons acting on behalf of the Company has been engaged in or party to:

(i)	any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees in connection with their employment or relationship with the Company;

(ii)	the establishment or maintenance of any unlawful or unrecorded fund of moneys or other assets;

(iii)	the making of any false or fictitious entries in the books or records of the Company; or

(iv)	any fraudulent or unlawful use or misuse or appropriation of any assets (including moneys or financial assets) of the Company.

(b)	Neither the Company nor any of its officers or employees is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the applicable provisions of the Italian Criminal Code related to bribery and corruption, of the US Foreign Corrupt Practices Act or any similar laws of any jurisdiction in which the Company has carried out its business.

(c)	No connected party of the Company has bribed another person (within the meaning given by the applicable any anti-bribery or anti-corruption legislation) intending to obtain or retain business or obtain or retain an advantage in connection with the Company’s business.

(d)	So far as the Seller and/or any Shareholder is aware (after making diligent inquiries including with the management of the Company), neither the Company nor any of its Related Parties or other connected parties is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body, Authority or any customer regarding any offence or alleged offence to any anti-bribery or anti-corruption legislation in any jurisdictions in which the Company operates.

9.29.         Privacy. The Company has complied with applicable privacy law as per D. Lgs. 196/2003. The Company did not receive any notice from any Authorities concerning the possible breach of the provisions of the said law.

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9.30.         Lease agreement and building. Until the Closing Date the Company has been party to the lease agreement concerning the building leased to it by the Seller and executed on January 2nd, 2015. Such lease agreement is valid, effective in force, all the relevant payments thereunder accrued until the Closing Date have been duly paid and such lease agreement has been duly filed by the Company and the Seller, except for the lease fee accruing by virtue of the current lease agreement until the Closing Date and not yet paid.

The Company received from the Seller the documentation and information certifying the energy performance of the premises subject to the aforementioned lease agreement and the relevant energy performance certificate has been attached to the said lease agreement.

The building leased to the Company by the Seller is in full compliance with the Law with reference to cadastral, zoning and building conformity, fitness for use requirements, plants conformity requirements.

In respect of the leased building the Company, as noted in the Disclosure Schedule:

(a)	has filed the application for obtaining the fire prevention certificate (‘Certificato Prevenzione Incendi’) and with the letter dated December 24, 2015 no. 0014237 the fire prevention Authority has listed the interventions required for the release of such fire prevention certificate;

(b)	has filed the application for obtaining the AUA permit (‘Autorizzazione Unica Ambientale’) on October 6, 2015 and with letter dated December 1, 2015 no. PGRA/2015/9692 the territorial environmental Authority has expressed favourable opinion and listed the conditions and/or interventions required for the release of such AUA permit.

The Parties acknowledge that on the Closing Date the aforementioned lease agreement will be amended and replaced by a new lease agreement according to Article 7.2.1 (d).

9.31.         Agreements with the Directors or with the Seller. There are no loans executed or issued (whether written or verbal) by the Company to the Seller, the Shareholders or to their respective directors or to relatives of the foregoing or to companies in which the foregoing hold a shareholding, except for the credit deriving from the Permitted Distribution.

There are no Liens or guarantees granted by the Company to guarantee loans or obligations of the Seller, any Shareholder, any directors of the foregoing or any relatives of any of the foregoing.

9.32.	Non Competition Agreements – With the sole exceptions of the agreements set forth in the Disclosure Schedule, the Company is not a party to any non competition agreements which may legally obligate the Company not to perform its Business or which may restrict the way or territories in which the Company carries out or may in the future carry out its business.

9.33.	Interim Period – From the date hereof the Seller will be in compliance with the provision set forth in Article 4 hereof concerning the Interim Period.

9.34.	Accuracy, Information – No representation or warranty contained in this Article 9 nor any document provided to the Buyer, contained, contains or will contain any untrue statement of a fact or omitted, omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made. In particular:

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(a)       the information concerning the Business and/or the Company delivered to the Buyer and/or its advisors, representatives or agents in, in connection with or pursuant to this Agreement is true, accurate and not misleading and has been provided in good faith;

(b)       no such information contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading;

(c)       neither the Seller nor any Shareholder has knowledge of any facts relating to the Company that could reasonably be expected to materially adversely affect the Company, any of its assets or financial standing.

10.	CLAIMS AND INDEMNIFICATION

10.1.         Losses. Subject to the terms, conditions and limitations set forth in this Article 10, the Seller will indemnify the Buyer – or the Company, if so indicated in writing by the Buyer at Buyer’s sole discretion – for 100% of the Losses actually suffered by the Buyer or by the Company, as consequence of any breaches (including without limitation partial breach) of any of the representations and warranties of the Seller or as a consequence of any breach of the covenants undertaken by the Seller and/or the Shareholders under this Agreement (the “Indemnification Obligation”).

10.2.	Claims.

(a)	Subject to this Article 10, if any event occurs which could give rise to the liability of the Seller under article 10.1 hereof (an “Indemnification Event”), the Buyer shall notify the Seller of the Indemnification Event as soon as possible after it becomes aware of such Indemnification Event and related Loss (“aware” in these circumstances meaning that the persons who are aware of the Loss are also aware that it is as a result of a breach of Article 9), in writing and by describing the event and the Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable details and containing a reference to the relevant provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto (the “Claim”).

(b)	The Seller will be entitled to reply in writing within 20 Business Days following the receipt of the Claim referred to in paragraph (a) above by sending to the Buyer either a notice of acceptance of the Claim (the “Notice of Acceptance”) or a notice of objection to challenge the Claim (the “Notice of Objection”); failing such reply the Claim will be deemed as accepted by the Seller for the purposes of this procedure.

(c)	Should the Seller sent to the Buyer a Notice of Objection within the term under paragraph (b) above and the Seller and the Buyer not reach an agreement in writing about the Claim within the 20 Business Days following the lapse of the term set out in paragraph (b) above:

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(i)	if the Seller and the Buyer agree within the above 20 Business Days period that the Claim is of an accounting or quantitative nature, the provisions under Article 14.1 hereof shall apply; or

(ii)	otherwise the provisions under Article 14.2 hereof shall apply.

10.3.	Third Party Claims.

(a)	In the event of claims, actions, suits or proceedings brought by a third party (“Third Party Claim”) which may give rise to any Indemnification Obligation under Article 10.1, the Buyer shall promptly give to the Seller notice of such Third Party Claim, in any case within 20 Business Days from the Buyer becoming aware of such Third Party Claim (“aware” in these circumstances meaning that the persons who are aware of the Third Party Claim are also aware that it is as a result of a breach of Article 9), together with the estimated amount of such claim (to the extent such claim may be estimated at such time); provided, however, that the failure of the Buyer to give to the Seller notice as provided above shall not relieve the Seller of its obligations hereunder except to the extent such failure results in an actual and material prejudice to the Seller’s defense of a claim under Article 9 which relates to such Third Party Claim and except for any damages actually suffered by the Seller as a direct consequence of such delay.

(b)	The Seller and the Buyer shall endeavour to jointly and in good-faith agree on the defense and on any relevant decisions in relation to such Third Party Claim. If the Parties shall not have agreed on the defense and other relevant decisions within 10 calendar days from the receipt by the Seller of a notice from the Buyer under point (a) above or any shorter notice period if legally necessary to secure the defense by the Seller, the Buyer and/or the Company of the Third Party Claim, the following shall apply.

(i)	Within 20 Business Day from the receipt by the Seller of a notice concerning a Third Party Claim from the Buyer under paragraph (a) above, the Seller may communicate in writing to the Buyer the decision on whether it intends or not to participate in the defence against the Third Party Claim. The failure of such communication by the above deadline by the Seller shall be considered as a waiver of the Seller’s right to participate in such defence.
(ii)	In any event the Buyer (1) shall carry out or shall cause the Company to carry out – at their best and in good faith – the defense against the Third Party Request, and (2) shall ensure a reasonable and timely information to the Seller about the developments and the results of the defence of such Third Party Claim.
(iii)	If by the deadline under paragraph (i) above the Seller has communicated its intention to participate in the defence, the Seller shall be entitled to appoint its counsels at its own costs to support the counsels designated by the Buyer or by the Company, provided that the Buyer or the Company shall have full control of the defence and pursuit of such claim and related proceedings.

If a firm offer is made to the Company or to the Buyer to settle any Third Party Claim which the Buyer, but not the Seller, is willing to accept, the Buyer and/or the Company (as the case may be) will be free to enter into such settlement, at its own expenses, it being understood that such settlement shall not be considered as a conclusive evidence as to the liability of the Seller under the Indemnification Obligation under Article 10.

If a firm offer is made to the Company or to the Buyer to settle any Third Party Claim which the Seller, but not the Buyer, is willing to accept, the Buyer and/or the Company (as the case may be) shall be free not to enter into such settlement and to commence or continue the relevant litigation, at their own expense, it being understood that the Seller liability under Article 10 in connection thereof shall be limited to the amount of the proposed settlement offer.

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10.4.         Limitations of liability. The Parties expressly agree that, notwithstanding any provision to the contrary under this Agreement, the Indemnification Obligations of the Seller shall be subject to the limits and exclusions specified below.

(a)       In no event will the Seller be liable to the Buyer or the Company in respect of any payment to be made pursuant to Article 10.1 in respect of Loss whose individual amount is below Euro 5,000 (five thousand), it being understood that any single Loss lower shall be disregarded unless such amount is exceeded because of two or more Losses originated by the same event or circumstance.

(b)       The Seller will not be liable for Losses arising under Article 10.1 hereof, except to the extent that the aggregate amount (calculated in accordance to this Agreement) of Losses exceeds Euro 50,000 (fifty thousand) and once such amount is exceeded the liability shall be limited to the excess of Euro 50,000 (fifty thousand).

(c)       In any event, the aggregate amounts payable by the Seller with respect to all Claims submitted by the Buyer to the Seller will not exceed an amount equal to Euro 1,500,000 (one million five hundred thousand) (the “Cap”), it being understood and agreed between the Parties that, when an amount equal to the Cap has been indemnified by the Seller, any further Claim shall be non-indemnifiable by the Seller (without prejudice to the provision set forth in Article 10.8).

(d)	No limitation of liability will apply with reference to Losses suffered by the Buyer or by the Company, as consequence of any breaches (including without limitation partial breach) of any of the representations and warranties of the Seller or as a consequence of any breach of the covenants undertaken by the Seller and/or the Shareholders under this Agreement made with fraud.

(e)       In calculating the amounts of the Losses indemnifiable by the Seller under Article 10.1 hereof:

(i)     such amounts shall not be duplicative of any other Losses, liabilities or amounts for which an indemnification has been paid by the Seller for the same issue; should the indemnifiable event consist of more transactions, acts, omissions, fact situations or other circumstances in respect of which, theoretically, one or more representations and warranties of the Seller and/or one or more Indemnification Obligations of the Seller hereunder could apply, this shall not imply de facto any duplication of the Indemnification due by the Seller;

(ii)    the amount of any indemnifiable Losses will be computed net of:

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(A)	any amounts that the Company has recovered from any third party or under any insurance policy with respect to such Losses, it being agreed that the Buyer commits itself to make any notification or to cause any notification to be made to its insurers and/or Company’s insurers and/or to third parties, in order to allow the payment of insurance indemnities in relation to facts which may give rise to an Indemnification Obligation of the Seller, provided that nothing herein shall oblige the Buyer or the Company to subscribe for any such insurance;
(B)	any amounts for which a specific reserve or provision is set aside in the Reference Pro Forma Financial Statements;

(iii)   the amount of any indemnifiable Loss so calculated shall be gross of, and therefore without taking into consideration, any fiscal impact (i.e. any fiscal burden or fiscal benefit) arising from the payment of the indemnification to the Buyer or to the Company.

(f)	No Claim pursuant to Article 10.1 hereof may be brought or asserted, and the Seller will have no Indemnification Obligation to fulfill, for Indemnification Events specifically, fully and fairly disclosed in the Disclosure Schedules (i.e. if the disclosure is made in a manner that can be clearly ascertained from the contents of the Disclosure Schedule).

(g)	The obligations of the Seller to indemnify the Buyer pursuant to this Article 10.1 shall not be excluded or in any way limited by any investigation or review of the Company conducted by the Buyer or by its accountants, counsel or other representatives prior to or after the date hereof.

(h)	Any Claim for Losses pursuant to Article 10.1 hereof may be brought or asserted within the following time limits:

(i)        in respect of any Losses arising from a breach of the Seller’s representations and warranties contained in Article 9.24 (“Tax”), only until 60 Business Days after the expiration of the relevant statute of limitations set forth by the applicable law;

(ii)       in respect of any Losses arising from a breach of the Seller’s representations and warranties contained in Article 9.10 (“Health and Safety”), in Article 9.11 (“Environmental”), and in Article 9.23 (“Labour”) until the expiration of the fourth (4th) year following the Closing Date;

(iii)      in respect of any Losses arising from any other breach of the Seller’s representations and warranties set forth under Article 9, only until the expiration of the 24th month following the Closing Date.

It is specified that the Seller will be released from the Indemnification Obligations with respect to any Loss which has not been made the subject matter of a Claim within the relevant applicable time limit set forth above.

10.5.	Payment of indemnification – The Seller will pay the Buyer (or the Company if so requested by the Buyer) the due indemnifications within 20 Business Days from:

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(a)	the date on which the Seller accepted a Claim according to Article 10.2 or the date on which a settlement agreement with a third party has been executed and the Seller approved in writing such settlement; or

(b)	the date on which the written report of the Independent Expert has been issued according to Article 14.1 or an award according to Article 14.2 has been issued which is stating the Buyer’s right to be indemnified by the Seller with consequent order of payment to the latter; or

(c)	the date on which an enforceable Order – even if temporary (“provvisoriamente esecutivo”) – has been issued by any Tax, judicial or arbitral Authority against the Company, provided that, in the event that, by virtue of the definitive decision or other procedure with the relevant Authority, the Buyer or the Company is entitled to subsequently recover, in whole or in part, any sum paid on an interim basis by the Seller as per this paragraph (c), the Buyer shall promptly repay, or shall cause that the Company promptly repays, such recovered sum to the Seller upon its first written request.

The Buyer shall be entitled to off-set against the Seller Security the amount so becoming due from time to time by the Seller.

10.6.	Exclusive Remedy – Subject to the rights of the Buyer to terminate this Agreement pursuant to the provisions of this Agreement, the indemnities provided in this Article 10 shall be the sole and exclusive remedy for breach of the Seller’s representations, warranties and covenants under this Agreement in lieu of any other right or remedy provided by law or otherwise.

10.7.         Seller Security. In order to guarantee the fulfillment by the Seller of its Indemnification Obligations pursuant to Article 10 of this Agreement, the Residual Distribution is hereby created by the Seller as a security up to the maximum amount of Euro 1,500,00 (one million five hundred thousand) (“Seller Security”).

On the Closing Date the Seller will execute with the Buyer a letter whereby the credit of the Seller vis-à-vis the Company deriving from the Residual Distribution is pledged in favour of the Buyer always up to the above maximum amount of Euro 1,500,00 (one million five hundred thousand).

10.8.           Specific Indemnity. It is agreed that in respect of the specific liabilities (if any) referred to below, the following specific indemnity provisions shall apply.

(a)	Should the Italian Authority Tax claim to the Buyer the payment of the register Tax as an effect of the transfer of the going concern from Bassi Holding S.r.l. to the Company and therefore – following the transaction under this Agreement – to the Buyer, then the Seller will completely and fully hold harmless the Buyer of the whole amount paid by the latter. Such reimburse has to be executed within 10 Business Days since the relevant payment. The Parties agree that no limitation of liability set forth in Article 10.4 will apply with reference to this indemnification obligation.

(b)	Should an Authority ask to the Company the payment of fines due to the violation of Environmental Laws and/or due to lack (even partial) of Environmental Permits, then the Seller will completely and fully hold harmless the Company of the whole amount paid by the latter. Such reimburse has to be executed within 10 Business Days since the relevant payment. The Parties agree that no limitation of liability set forth in Article 10.4 will apply with reference to this indemnification obligation.

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11.             FURTHER OBLIGATIONS

11.1.         Bassi Chargers USA Inc. Andrea Bassi is the sole shareholder of the company named “HBA LLC Delaware” which holds the 100% of the corporate capital of the company named “Bassi Chargers USA Inc.”.

By the execution of this Agreement Andrea Bassi undertakes towards the Buyer that, within 90 calendar days of the Closing:

(a)	to procure that the company named “Bassi Chargers USA Inc.” ceases the use of the name “Bassi”; and

(b)	to procure the starting for winding up such company.

11.2.	Restrictions.

The Seller and each of the Shareholders, on an individual basis and without any joint obligation or liability or responsibility, hereby assume the following non-compete undertakings.

(a)       For a period of (3) three years as from Closing Date (with reference to Andrea Bassi such period will run from the date on which Andrea Bassi ceases to be an employee or a director of the Company) the Seller and the Shareholders shall not, either directly or indirectly, enter into competition (as shareholders, directors, officers or otherwise), or promote competition of third parties, with the activity of the Company, including without limitation with the Business, in the Italian territory, European Union, United States of America, Canada, Japan, South Korea, China, Brazil, Russia, India, Malaysia (the “Territory”).

(b)	The Seller and the Shareholders shall not, either directly or indirectly, for a period of (3) three years as from Closing, solicit any of the Company’s directors, and employees to take up work for the Seller or its shareholders or companies connected to the latter or for any other third party.

(c)	For a period of (3) three years as from Closing, the Seller and the Shareholders shall not, either directly or indirectly, within the scope of the Company’s business (including without limitation the Business) canvass or solicit or cause to be canvassed or solicited in relation to a business competing with the Company’s business (including without limitation the Business) the custom of any person who at any time during the 12 months prior to the Closing Date was a client or customer of the Company.

(d)	For a period of (3) three years as from Closing Date, the Seller and the Shareholders shall not, either directly or indirectly, interfere or seek to interfere or take steps as may interfere with supplies to the Company from any suppliers who have supplied goods or services to the Company for use in connection with the Business at any time during the 12 months prior to Closing.

(e)	The Parties acknowledge that the determination of the Purchase Price has been calculated taking into account the consideration for the obligations of the Seller and of the Shareholders set out in this Article 11.2, which consideration is therefore included in the Purchase Price.

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11.3.         Certain specific works post Closing – The Parties acknowledge and agree that the costs linked to the following works shall be borne by the Seller up to the maximum amount of Euro 25,000 (twenty five thousand) and within 10 Business Days since the relevant payment by the Company: (i) the works still to be implemented for the issuance of the Fire Prevention Certificate (“Certificato Prevenzione Incendi”) listed under the letter dated December 24, 2015 no. 0014237 (copy of which is attached under the Appendix 1 of the Disclosure Schedule); (ii) to implement a secondary containment system for the chemical storage; (iii) to realize the vertical section and monitoring point in accordance with the applicable Law; and (iv) the replacement of the door insulation gasket of one of the three oven at the transformer production department.

For sake of clarity it is specified that this obligation of reimbursement will not be subject to the limitations set forth under Article 10.4.

11.4.	Confidentiality. Subject to Article 11.5, each Party:

(a)	shall treat as strictly confidential the provisions of this Agreement and the process of negotiation and any and all information about the other Party obtained or received by it as a result of negotiating, entering into or performing its obligations under this Agreement (“Confidential Information”); and

(b)	shall not, except with the prior written consent of each other Party, make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.

It being agreed and understood, however, that this confidentiality obligation shall not apply if and to the extent that the Party disclosing Confidential Information can demonstrate that:

(i)	such disclosure is required by law or is required or requested with a binding effect by any supervisory, regulatory, judicial, or governmental body having jurisdiction over it and whether or not the requirement or request has the force of law;

(ii)	such disclosure is to its professional advisers, directors, statutory auditors and senior officers and in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same;

(iii)	such disclosure is necessary to facilitate the satisfaction of any of the conditions precedent set forth in this Agreement;

(iv)	such disclosure is necessary to facilitate a due diligence, the granting of financing by a bank or other credit institution, or the execution of any other transaction subject to any such third party, bank or credit institution agreeing to be bound by confidentiality obligations substantially similar to those set out in this Article;

(v)	in the case of a disclosure or use, the Confidential Information concerned was lawfully in its possession (as evidenced by written records) prior to it being obtained or received as described in this Article; or

(vi)	in the case of a disclosure or use, the Confidential Information concerned has come into the public domain other than through its fault.

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11.5.         Publicity. Save as set out in the next sentence, none of the Parties shall, and the Seller and the Shareholders shall procure that the Company shall not, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the sale and purchase herein provided, without the prior written consent of the Buyer, except as may be required by law or by any listing agreement with a national securities exchange or trading market, and a written opinion of counsel is provided to that effect, and then only with as much prior written notice to the other Parties as is practicable. The Buyer shall be permitted to announce the proposed and closed acquisition by the Buyer of the Quota and the Business and to answer questions from the media in relation to such proposed and closed acquisition.

11.6.         General. The Seller, the Shareholders and the Buyer shall undertake all actions reasonably necessary to ensure completion of the transaction, the sale and purchase of the Quota to the Buyer and the acquisition of the Sevcon Common Stock by the Seller in accordance with the terms set forth in this Agreement.

11.7.	Notification of Certain Matters.

(a)	The Seller and the Shareholders shall give prompt notice to the Buyer of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation and warranty of the Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to Closing.

(b)	Each Party shall give prompt notice to the other Parties of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause to the Seller, a Shareholder or the Buyer, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided however, that the delivery of any notice pursuant to this Article 11.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

12.             TERMINATION

Termination. Without prejudice to the withdrawal right set forth in Articles 5.8, 5.9 and 5.10, this Agreement may be terminated at any time prior to Closingby written agreement of the Parties.

12.1.         Effect of Termination.

(a)	In the event of the termination of this Agreement in accordance with Article 0 hereof, this Agreement shall subject to Article 12.1(b) thereafter become void and have no effect, and no Party hereto shall have any liability to any other Party hereto or its respective, directors, officers or employees, except for the obligations of the Parties hereto contained in this Article 12.1 and in Articles 11.5, 11.6, 13.1 and 14 hereof and any pre-termination breaches to the extent not waived.

(b)       In the event this Agreement shall be terminated and at such time any Party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other Parties may have hereunder or otherwise under applicable law. The damages recoverable by a non-defaulting Party shall include, without limiting the generality of the immediately preceding sentence, all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby.

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13.             MISCELLANEOUS

13.1.         Notices. All notices or other communications hereunder shall be in the English language, shall be made in writing (including e-mail transmission) to the following addresses (or such other address that will be communicated in writing in accordance with this Article 13.1):

If to the Seller and/or the Shareholders, to:
Bassi Holding S.r.l. – to the kind attention of Mr. Andrea Bassi

Address:	Lugo (RA) S.M. in Fabriago, Via Mensa n. 3/2
Mail:	andrea@bassi.eu
Copy to:	dott. Marco Leonelli, Via Farini n. 6 – 40124 – Bologna; leonelli@studiolsp.it

If to Buyer, to:
Sevcon S.r.l. c/o its legal seat – to the kind attention of Mr. Matthew Boyle
Mail:	matt.boyle@sevcon.com
Copy to:	Mr. Federico Dettori, Via d’Azeglio n. 25 – 40124 – Bologna; fdettori@gop.it

13.2.	Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.3.	Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto.

13.4.	Entire Agreement. This Agreement (including all Schedules, Exhibits and Annexes) constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

13.5.	Fulfillment of Obligations. Any obligation of any Party to another Party under this Agreement, which obligation is performed, satisfied or fulfilled by an affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

13.6.	Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Buyer, the Seller, the Shareholders or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

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13.7.	Taxes and expenses. Each Party will pay its counsel, attorney’s and all other advisors’ fees without charging the Company of any cost associated with this Agreement and the Transaction Documents and the transactions thereby contemplated, their preparation, execution and performance.

13.8.	Severability. Each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.9.	Shareholders. Each Shareholder is Party to this Agreement only for the purposes of the non-compete undertakings assumed by him/her pursuant to Articles 11.1 and 11.2 above.

For avoidance of doubt it is expressly agreed that no joint obligation or liability or responsibility will be among the Shareholders and between any the Shareholder and the Seller.

14.	DISPUTES - LAW AND JURISDICTION

14.1.         Arbitrator. The Parties agree that any dispute having merely an accounting or quantitative nature, including any dispute concerning the resolution of Claims that the Seller and the Buyer mutually consider in writing within 15 Business Days as from the expiration of the term set forth under Article 10.2(b) as having an accounting or quantitative nature, will be submitted, upon request of the Seller or the Buyer, to the Independent Expert who shall act as an arbitrator pursuant to article 1349, paragraph 1, of the Italian Civil Code and shall render its determination by applying the relevant provisions of this Agreement. In such event, the following procedure shall apply.

(a)       Upon its appointment, the Independent Expert – through an informal procedure – shall allow any Party concerned to explain its reasons in respect of the subject matter deferred to the Independent Expert.

(b)       Within 30 days from the date of its appointment, the Independent Expert shall communicate to both Parties its determinations through a summary written report inclusive of a summary of the reasons therefor.

(c)       The determinations of the Independent Expert shall be considered as final and binding upon the Parties, unless an event of obvious unfairness or error occurs pursuant to article 1349, paragraph 1, of the Italian Civil Code.

The compensation for the services of the Independent Expert shall be borne half by the Seller, and half by the Buyer. As an exception to the above, if the determinations of the Independent Expert are fully in line with the position of one of the Parties, the compensation for the services of the Independent Expert shall be borne entirely by the other Party.

14.2.	Governing Law; Jurisdiction. This Agreement shall be governed by Italian law.

All disputes arising out of this Agreement shall be finally settled by arbitration under the Rules of the Chamber of National and International Arbitration of Milan. The Arbitral Tribunal shall consist of a three arbitrators appointed in accordance with said Rules.

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The arbitration shall be ‘rituale’ and shall be conducted in English and the arbitration venue shall be Milan. The arbitrators shall decide in accordance with the law governing this Agreement and shall render their award ‘secondo diritto’.

Without prejudice to the above, in respect of any dispute arising out of or related to this Agreement that, according to the applicable provision of the law, cannot be deferred to arbitration, the Court of Milan shall have the exclusive jurisdiction.

LIST OF EXHIBITS AND ANNEXES

Exhibit A	Powers of the Seller
Exhibit B	Powers of the Buyer and Sevcon
Annex 5.2	Andrea Bassi settlement
Annex 6.1	Amendment to certain employment agreements
Annex 6.3	Interim Financial Statements
Annex 6.4	Provisional Pro Forma Financial Statements
Annex 7.2.1(c)	New lease agreement
Annex 7.2.1(e)	Andrea Bassi Employment Contract
Annex 7.2.1(f)	Release and waiver letter to the Buyer / Company
Annex 7.3.1(c)	Release letter to the resigning directors
Annex 7.4	Deed of Transfer
Annex 9	Disclosure Schedule

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

Made in three (3) original versions as of the date hereof

For the Buyer

Sevcon S.r.l.	Sevcon Inc.

/s/ Matthew Boyle	/s/ Matthew Boyle
Name: Matthew Boyle	Name: Matthew Boyle
Title: Sole Director	Title: CEO

For the Seller

Bassi Holding S.r.l.

/s/ Bruno Bassi
Name: Bruno Bassi
Title: Chairman of the Board

For full acceptance of the provisions set forth in Articles 11.1 and 11.2

Mr. Andrea Bassi	Mr. Bruno Bassi	Mrs. Tiziana Rimini

/s/ Andrea Bassi	/s/ Bruno Bassi	/s/ Tiziana Rimini

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